Exhibit 99.1

Blue Apron Holdings, Inc. Reports Second Quarter 2023 Results

Successfully Closes Strategic Transaction with FreshRealm and Eliminates Debt

Defines Path to Adjusted EBITDA Profitability With Over 70% Year-over-Year Operating Cash Burn Reduction

New York, NY – August 9,2023 – Blue Apron (NYSE: APRN) today announced financial results for the second quarter (2Q23) ended June 30, 2023.

Second Quarter 2023 Highlights
•Net revenue of $106.2 million, a decrease of 6.1% sequentially and 14.5% year-over-year, largely driven by a one-time $10.0 million bulk sale to an enterprise customer recognized in the second quarter of 2022 (2Q22) and deliberate reduction in marketing spend
•Record customer engagement metrics, due in part to a price increase implemented in 2Q23
◦Average Order Value of $75.66, an increase of 12.7% year-over-year and 7.7% sequentially
◦Average Revenue per Customer of $397, an increase of 21.3% year-over-year and 14.8% sequentially
•Debt-free with cash and cash equivalents of approximately $30.0 million as of June 30, 2023
•Inclusive of the one-time, non-cash loss on the FreshRealm transaction of $48.6 million, net loss of $61.9 million in 2Q23, compared to a net loss of $23.3 million in 2Q22
◦Excluding the one-time, non-cash charge, net loss was $13.3 million in 2Q23
•Adjusted EBITDA loss of $2.6 million, a $13.6 million year-over-year improvement, reflecting the third consecutive quarter of efficiencies
•Reduced net cash used in operating activities by 72% year-over-year and 46% sequentially
•Completed transition to asset-light model with transaction value up to $50.0 million

Linda Findley, Blue Apron's President and Chief Executive Officer, commented, “We are confident we have sufficient capital from operations to achieve our adjusted EBITDA profitability goal and to continue to move the business forward following the FreshRealm transaction. While the outsized net loss for the quarter was due to the one-time, non-cash charge associated with the transfer of our operational infrastructure, it does not account for the full financial incentives from FreshRealm and planned cost savings. We see this transaction as financially beneficial for the Company starting in 2024 with a lower fixed cost base, a stronger balance sheet and new revenue opportunities, including the introduction of a new product line expected in the first half of next year.

“In parallel to closing the FreshRealm transaction in June, we continued to execute our plans for achieving long-term, profitable growth, and I am encouraged by our accomplishments to date. Through strong cost management and disciplined operational efficiency, we reduced our year-over-year operating cash burn by over 70%, while significantly reducing our adjusted EBITDA loss to $2.6 million. Our progress also contributed to solid margin expansion with variable margin of 37.9% in the quarter, our strongest margin performance since 2020. We anticipate continued improvement in year-over-year cash burn reduction with normal seasonality, and we expect to achieve adjusted EBITDA profitability in the second quarter of 2024.

“In addition to the significant reduction in cash burn driving us towards profitability, marketing efficiency also improved and is contributing to profitable growth. In the second quarter, payback periods reached levels far below our one-year target. Cost per acquisition improved by 30% in the quarter, while conversion rates improved 25% year-over-year and average weekly retention was the strongest it’s been in five quarters. We believe these continued improvements will allow us to return to top line growth in 2024.”

Effect of FreshRealm Transaction on Blue Apron's Business
On June 9, 2023, the Company closed the strategic transaction with FreshRealm, valued at up to $50.0 million. Under the definitive agreements, Blue Apron sold its operational infrastructure to FreshRealm, including equipment, know-how and related personnel, and concurrently executed subleases for its fulfillment centers, and a 10-year production and fulfillment agreement under which FreshRealm will be the exclusive supplier of the Company's meal kits. On the same day, the Company and FreshRealm also entered into license agreements, under which the Company licensed to FreshRealm certain rights regarding the ability to use the Blue Apron brand in certain retail channels and the right to use certain Blue Apron software.

Blue Apron received approximately $23.6 million of net cash proceeds on the FreshRealm transaction’s closing, and is eligible to receive up to $25.0 million in additional value upon the achievement of certain milestones, including (i) a $3.5 million note payable by FreshRealm to the Company which is subject to offset for certain indemnification obligations; (ii) a $4.0 million contingent cash payment, including $3.0 million if, as of September 30, 2023, Blue Apron has achieved certain financial and cost-savings milestones and is in compliance with its obligations under the transition services agreement relating to the transaction, and $1.0 million if Blue Apron has achieved additional financial and cost-savings milestones and also remains in compliance with its obligations under the transition services agreement as of December 31, 2023; and (iii) up to an additional $17.5 million in volume-based rebates in the future on meal kits ordered by customers and new product initiatives above specified thresholds, as well as the achievement of certain financial targets by the Company.

Except for the one-time, non-cash loss on the sale referred to above and costs incurred directly attributable to the FreshRealm transaction, the transaction did not have a material impact on the Company's operating results for the three and six months ended June 30, 2023.

Key Customer Metrics
Key customer metrics in the table below reflect the company’s product initiatives and targeted marketing investments and reductions, the seasonality of the company’s business, and other operating trends.

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Orders (in thousands)	1,403	1,608	1,701
Customers (in thousands)	267	326	349
Average Order Value	$75.66	$70.27	$67.14
Orders per Customer	5.3	4.9	4.9
Average Revenue per Customer	$397	$346	$328

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Second Quarter 2023 Financial Results
•Net revenue decreased approximately 14% year-over-year to $106.2 million. The year-over-year reduction was largely driven by a one-time $10.0 million bulk sale to an enterprise customer in 2Q22, as well as by a decline in Customers and Orders as a result of the deliberate reduction in 2Q23 marketing expenses, partially offset by an increase in Average Order Value, which reflects two separate pricing increases introduced in the first half of 2022 and in May of 2023, and advances in production innovation and variety. Net revenue decreased 6% sequentially mainly driven by typical seasonal trends in the business.
•Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, improved 320 basis points year-over-year from 65.3% to 62.1% driven by improved Average Order Value and operational efficiencies across shipping and packaging costs and labor. COGS as a percentage of net revenue improved 210 basis points sequentially, mainly due to improved Average Order Value and operational efficiencies.
•Marketing expenses were $9.4 million, or 8.8% of net revenue, a 57% decrease from 2Q22 and a 36% decrease sequentially as a result of the Company's deliberate expense management initiatives announced in the fourth quarter of 2022.
•Product, technology, general and administrative (PTG&A) expenses decreased 12% year-over-year and 4% sequentially to $34.4 million in 2Q23, as compared to $39.2 million in 2Q22 and $35.7 million in the first quarter of 2023 (1Q23). The year-over-year decrease was primarily driven by lower personnel costs, corporate overhead and administrative expenses related to the Company’s expense management initiatives and the corporate workforce reduction announced and implemented in December 2022. The sequential decrease reflects lower personnel costs as well as corporate and administrative expenses related to the Company's expense management initiatives. As a percentage of net revenue, PTG&A increased 90 basis points year-over-year and 80 basis points sequentially to 32.4% from 31.5% in 2Q22 and 31.6% in 1Q23.
•Other operating expense was $5.8 million in 2Q23, representing transaction costs, impairment charges on long-lived assets, and severance-related expenses associated with the FreshRealm transaction on the closing date.
•Loss on transaction was a one-time non-cash loss of $48.6 million, reflecting the loss on sale to FreshRealm of certain assets related to the Company's production and fulfillment operations during 2Q23.
•Net loss was $61.9 million, and diluted loss per share was $9.52, based on 6.5 million weighted-average shares outstanding. This compares with a net loss of $23.3 million, and diluted loss per share of $8.22, in 2Q22 based on 2.8 million weighted-average shares outstanding. All periods presented have been adjusted to reflect the Company’s one-for-twelve reverse stock split that became effective on June 7, 2023.
•Adjusted EBITDA loss was $2.6 million, compared with an adjusted EBITDA loss of $16.2 million in 2Q22, reflecting the third consecutive quarter of improvement.

Liquidity and Capital Resources
•Cash and cash equivalents were $30.0 million as of June 30, 2023.
•Cash used in operating activities totaled $5.2 million in 2Q23, compared with cash used of $18.3 million in 2Q22, primarily due to disciplined cash management and expense management initiatives.
•Capital expenditures totaled $1.0 million in 2Q23, representing a decrease of $0.7 million from 2Q22.
•Free cash flow was $(6.1) million in 2Q23, compared with $(20.0) million in 2Q22. The improvement was driven by decreased operating cash outflow.
•In February 2023, the Company launched a $70.0 million at-the-market offering and intends to use the net proceeds from any sales of shares under this at-the-market offering for general corporate purposes, including, among other things, to fund working capital, operating expenses, and capital expenditures. The vast majority of the $70.0 million remains available.
•On March 15, 2023, the Company amended its note purchase agreement requiring, among other things, beginning with execution of the amendment, the accelerated paydown of its then outstanding $30.0 million aggregate principal amount of senior secured notes, originally due in May 2027 to an effective maturity of June 2023, in four equal monthly installments of $7.5 million, including accrued and unpaid interest. On the closing date, with a portion of the proceeds from the FreshRealm transaction, the Company repaid the remaining outstanding senior secured notes.
•On the closing date, as consideration for the transaction with FreshRealm, (i) FreshRealm paid to the Company an amount in cash equal to $28.5 million, less $3.5 million, which was paid to the Company in the form of a seller note, less an amount equal to all vacation time, sick time and other paid time off accrued by fulfillment center employees; and (ii) the Company simultaneously issued to FreshRealm a warrant to purchase 1,268,574 shares of the Company's Class A common stock at an exercise price of $0.01 per share, which represent 19.9% of the Company's outstanding Class A common stock as of the closing date.
•The amounts owed to the Company from affiliates of Joseph N. Sanberg remain outstanding and the Company is actively evaluating all options available to pursue the amounts owed. The Company is also refocused on monetizing some or all of the pledged collateral and is doing so in an intentional manner to optimize value.

Subsequent Events to 2Q23
On July 19, 2023, the Company further executed its planned reduction in corporate personnel, which was previously announced in conjunction with the closing of the transaction with FreshRealm on the closing date. As the Company executes its asset-light model, it is further streamlining its business to better match its resources to this structure. This reduction in corporate personnel reflected approximately 20% of the Company’s then total corporate workforce.

As a result of this action, the Company expects to incur approximately $1.7 million in one-time employee-related expenses, primarily consisting of severance, substantially all of which will result in cash expenditures. The Company incurred approximately $0.4 million in the second quarter of 2023 and expects to incur the remainder of such expenses during the third quarter of 2023. These reductions are expected to drive additional annualized cost savings of approximately $7.0 million.

Outlook
By year-end 2023, the Company expects net revenue and customer count to be lower year-over-year due to deliberate acts the Company has and is taking to manage marketing spend and efficiency. For the Full Year 2023, the Company expects:
•Net revenue in the range of $410.0 million to $415.0 million; and
•Adjusted EBITDA loss in the range of $27.0 million to $23.0 million.

The Company expects to achieve adjusted EBITDA profitability in the second quarter of 2024. By year-end 2024, Blue Apron expects to be adjusted EBITDA profitable and to achieve year-over-year revenue growth.

The outlook for certain financial metrics above and elsewhere in this press release, reflect assumptions regarding the Company’s business. These assumptions include the anticipated benefit to the Company’s business from the shift to an asset-light model following the closing of the FreshRealm transaction, as well as the expected benefits of the Company's expense management initiatives. The guidance also assumes the Company's ability to create new product initiatives and its ability to generate the volume of purchases of certain products above specified thresholds to earn the up to $17.5 million of volume-based rebates under the production and fulfillment agreement with FreshReam, the achievement of certain financial and cost savings milestones to earn the up to $4.0 million of additional cash consideration from FreshRealm and realizing the benefit of the $3.5 million seller note. The Company is also assuming FreshRealm’s ability to cost effectively price the production and fulfillment of its meal kits and other products.

The above guidance also assumes that the Company will not experience any unforeseen increased impacts from macroeconomic trends, such as inflation.

Conference Call and Webcast
Blue Apron will host a conference call and live webcast today at 8:30 a.m. Eastern Time. The earnings conference call can be accessed by dialing 1-877-883-0383. The conference ID is 2753702. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Wednesday, August 16, 2023 by dialing 1-877-344-7529 or 1-412-317-0088, utilizing the replay access code 6080061.

About Blue Apron
Blue Apron’s vision is Better Living Through Better Food TM. Launched in 2012, Blue Apron offers fresh, chef-designed meals that empower home cooks to embrace their culinary curiosity, challenge their abilities in the kitchen and see what a difference cooking quality food can make in their lives. Blue Apron is focused on bringing incredible recipes to its customers, deepening its commitment to its employees, continuing to reduce food and packaging waste, and addressing its carbon impact. Visit blueapron.com to learn more.

Forward-Looking Statements
This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the Company’s ability to successfully execute its business without its fulfillment and production assets; the Company’s ability to successfully and efficiently transition its fulfillment and production assets to FreshRealm, Inc. (“FreshRealm”); the ability of FreshRealm to continue to fulfill the Company’s meal-kit products in a manner consistent with the Company’s brand standards, if at all; the Company’s ability to achieve the anticipated benefits of the FreshRealm transaction for its stockholders; the sufficiency of the Company’s cash resources and its ability to continue to operate as a going concern if it is unable to execute its business strategy and implement its new asset-light operating plan, including (a) the Company’s ability to (i) earn up to $4.0 million in additional cash consideration under the asset purchase agreement it entered into with FreshRealm in connection with the FreshRealm transaction, (ii) realize the benefit of the full $3.5 million promissory note issued in connection with the FreshRealm transaction, and (iii) achieve the up to $17.5 million of volume-based rebates under the production and fulfillment agreement the Company entered into with FreshRealm, (b) the ability of FreshRealm to cost effectively price the production and fulfillment of the Company’s meal kits and other products, or (c) the Company’s ability, if it is unable to successfully implement its operating strategy, to recognize the benefits of its identified expense reductions, including the Company’s recent headcount reductions, or raise additional capital or funding, including through (i) the Company’s at-the-market offering launched in February 2023 or otherwise, (ii) receiving all or a sufficient portion of the remaining $68.2 million due to the Company in connection with the $56.5 million private placement and the $12.7 million gift card transaction with certain affiliates of Joseph N. Sanberg, or (iii) the disposition of some or all of the pledged securities securing the private placement obligation; the Company’s ability, including the timing and extent, to successfully support the execution of its strategy; the Company’s ability to cost-effectively attract new customers and retain existing customers (including, on the one hand, the Company’s ability to execute its marketing strategy, or on the other hand, the Company’s ability to sustain any increase in demand the Company may experience); the Company’s ability to continue to expand its product offerings and distribution channels; the Company’s ability to sustain any increase in demand and/or ability to continue to execute operational efficiency practices, including managing its corporate workforce reduction implemented in December 2022 and the impact of its workforce reduction on executing the Company’s strategy; the Company’s expectations regarding, and the stability of, the Company and FreshRealm's supply chain, including potential shortages, interruptions or continued increased costs in the supply or delivery of ingredients to FreshRealm, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of inflation or otherwise; the

Company’s ability to respond to changes in consumer behaviors, tastes, and preferences that could lead to changes in demand, including as a result of, among other things, the impact of inflation or other macroeconomic factors, and to some extent, long-term impacts on consumer behavior and spending habits; the Company’s ability to attract and retain qualified employees and personnel in sufficient numbers; the Company’s ability to effectively compete; the Company’s ability to maintain and grow the value of its brand and reputation; the Company’s ability to execute one or more financing opportunities and/or other strategic transactions, if at all, and the Company’s ability to achieve the anticipated benefits of any such transactions for its shareholders; any material challenges in employee recruiting and retention; any prolonged closures, or series of temporary closures, of one or more of the fulfillment centers operated by FreshRealm for the Company’s products, supply chain or carrier interruptions or delays, and any resulting need to cancel or shift customer orders; the Company’s ability to achieve its environmental, social and corporate governance (“ESG”) goals on its anticipated timeframe, if at all; the Company’s reliance on FreshRealm to maintain food safety and prevent food-borne illness incidents and the Company’s susceptibility to supplier-initiated recalls; the Company’s ability to comply with modified or new laws and regulations applying to its business, or the impact that such compliance may have on its business; the Company’s vulnerability to adverse weather conditions, natural disasters, wars, and public health crises, including pandemics; the Company’s ability to protect the security and integrity of its data and protect against data security risks and breaches; and the Company’s ability to obtain and maintain intellectual property protection; and other risks more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 with the SEC on May 4, 2023 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 to be filed with the SEC in other filings that the Company may make with the SEC in the future. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of any new information, future events, or otherwise.

Use of Non-GAAP Financial Information
This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor are an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net income (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes, depreciation and amortization, and share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. The company uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions. It believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, the company believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

•adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
•adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
•adjusted EBITDA excludes other operating expense, as other operating expense represents transaction costs, impairment losses on long-lived assets and severance-related expenses associated with the FreshRealm transaction;
•adjusted EBITDA excludes gains and losses on extinguishment of debt, as these primarily represent non-cash accounting adjustments;
•adjusted EBITDA excludes loss on the transaction with FreshRealm, as this primarily represents a non-recurring non-cash accounting adjustment;
•adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to the company;
•adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the prior Blue Torch warrant obligation as of each reporting period, which were required to be settled in either cash, which would have harmed the company's liquidity, or the Class A common shares, which would have resulted in dilution to stockholders;
•adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
•other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, the company believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:
•free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
•other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures.”

Use of Key Customer Metrics
This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company defines and determines its key customer metrics as follows:

Orders
The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers
The company determines its number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period.

Average Order Value
The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms, in a given reporting period divided by the number of Orders in that period.

Orders per Customer
The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer
The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period divided by the number of Customers in that period.

Contact
Muriel Lussier
Blue Apron
muriel.lussier@blueapron.com

BLUE APRON HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,027	$33,476
Accounts receivable, net	89	556
Inventories, net	2,289	25,023
Seller note receivable, net	3,118	—
Prepaid expenses and other current assets	15,655	17,657
Total current assets	51,178	76,712
Property and equipment, net	5,545	57,186
Operating lease right-of-use assets	28,470	32,340
Other noncurrent assets	1,723	4,904
TOTAL ASSETS	$86,916	$171,142
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$30,033	$18,709
Current portion of related party payables	—	3,000
Accrued expenses and other current liabilities	21,822	27,077
Current portion of long-term debt	—	27,512
Operating lease liabilities, current	9,436	8,650
Deferred revenue	16,022	19,083
Total current liabilities	77,313	104,031
Operating lease liabilities, long-term	18,854	23,699
Related party payables	—	2,500
Other noncurrent liabilities	6,949	7,191
TOTAL LIABILITIES	103,116	137,421
TOTAL STOCKHOLDERS’ EQUITY	(16,200)	33,721
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$86,916	$171,142

BLUE APRON HOLDINGS, INC.
Condensed Consolidated Statement of Operations
(In thousands, except share and per-share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$106,229	$124,237	$219,309	$241,988
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	66,001	81,158	138,614	160,648
Marketing	9,357	21,776	24,084	49,690
Product, technology, general, and administrative	34,441	39,185	70,165	83,139
Depreciation and amortization	3,180	5,593	7,402	11,126
Other operating expense	5,846	—	5,846	—
Total operating expenses	118,825	147,712	246,111	304,603
Income (loss) from operations	(12,596)	(23,475)	(26,802)	(62,615)
Gain (loss) on extinguishment of debt	—	650	(1,850)	650
Gain (loss) on transaction	(48,554)	—	(48,554)	—
Interest income (expense), net	(774)	(834)	(1,747)	(2,003)
Other income (expense), net	—	387	—	2,033
Income (loss) before income taxes	(61,924)	(23,272)	(78,953)	(61,935)
Benefit (provision) for income taxes	(6)	(54)	(13)	(65)
Net income (loss)	$(61,930)	$(23,326)	$(78,966)	$(62,000)

Net income (loss) per share – basic	$(9.52)	$(8.22)	$(13.11)	$(22.42)
Net income (loss) per share – diluted	$(9.52)	$(8.22)	$(13.11)	$(22.42)
Weighted average shares outstanding – basic	6,506,610	2,839,475	6,024,122	2,765,499
Weighted average shares outstanding – diluted	6,506,610	2,839,475	6,024,122	2,765,499

BLUE APRON HOLDINGS, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended,
	June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(78,966)	$(62,000)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	7,402	11,126
Loss (gain) on disposal of property and equipment	—	135
Loss on impairment	1,662	—
Loss (gain) on extinguishment of debt	1,850	(650)
Loss (gain) on derecognition of warrant obligation	—	(214)
Loss (gain) on transaction	48,554	—
Changes in fair value of warrant obligation	—	(1,819)
Changes in reserves and allowances	169	66
Share-based compensation	2,246	4,039
Non-cash interest expense	838	450
Changes in operating assets and liabilities	1,569	1,695
Net cash from (used in) operating activities	(14,676)	(47,172)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from transaction	23,558	—
Purchases of property and equipment	(2,232)	(2,985)
Proceeds from sale of property and equipment	114	111
Net cash from (used in) investing activities	21,440	(2,874)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from equity and warrant issuances	20,354	25,500
Net proceeds from debt issuance	—	28,200
Repayments of debt	(30,000)	(30,625)
Payments of debt and equity issuance costs	(533)	(1,143)
Principal payments on financing lease obligations	(73)	(17)
Net cash from (used in) financing activities	(10,252)	21,915
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(3,488)	(28,131)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	34,656	83,597
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$31,168	$55,466

BLUE APRON HOLDINGS, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(61,930)	(17,036)	$(23,326)
Share-based compensation	953	1,293	1,704
Depreciation and amortization	3,180	4,222	5,593
Other operating expense	5,846	—	—
Loss (gain) on extinguishment of debt	—	1,850	(650)
Loss (gain) on transaction	48,554	—	—
Interest (income) expense, net	774	973	834
Other (income) expense, net	—	—	(387)
Provision (benefit) for income taxes	6	7	54
Adjusted EBITDA	$(2,617)	$(8,691)	$(16,178)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(5,157)	$(18,347)	$(14,676)	$(47,172)
Purchases of property and equipment	(954)	(1,664)	(2,232)	(2,985)
Free cash flow	$(6,111)	$(20,011)	$(16,908)	$(50,157)